Exhibit 10.1

VENOCO, INC.

AMENDED AND RESTATED 2005 STOCK INCENTIVE PLAN

Amendment No. 1

THIS AMENDMENT No. 1 to the Venoco, Inc. Amended and Restated 2005 Stock Incentive Plan (the ”Plan”) is dated March 27, 2007 to amend the Plan in the following respects.

WHEREAS, the Compensation Committee (the “Committee”) of the Company’s Board of Directors has the authority to amend the Plan pursuant to Sections 3 and 12 of the Plan;

WHEREAS, the Committee desires to amend the Plan to increase the number of shares of Company common stock subject to the Plan from 1,700,000 shares to 3,486,388 shares; and

WHEREAS, the Committee desires to make certain other amendments deemed necessary or advisable to maintain compliance with applicable laws, rules and regulations.

NOW THEREFORE, the Committee hereby amends the Plan in the following respects:

1.                                       Definition of Covered Employee.  Effective as of the date written above, the following Section 2(j) is deleted in its entirety and replaced with the following:

“(j)                              “Covered Employee” means those persons designated as “covered employees” under Section 162(m) of the Code.”

2.                                       Definition of Independent Director.  Effective as of the date written above, the provision “. . . or Nasdaq rules and regulations . . . “ in Section 2(r) shall be deleted each place it appears.

3.                                       Stock Subject to the Plan.  Effective upon the approval of the Company’s stockholders, Section 4(a) of the Plan is deleted in its entirety and replaced with the following:

“(a)                            Share Reserve.  Subject to the provisions of Section 11 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Incentive Stock Options and other Stock Awards shall not exceed a maximum aggregate of 3,486,338 shares of Common Stock.  Stock appreciation rights provided for in Section 7(b) hereof that are payable only in cash will not reduce the number of shares of Common Stock available for Stock Awards granted under the Plan.  Subject to the provisions of Section 11 relating to adjustments upon changes in Common Stock, the maximum aggregate number of shares of Common Stock for which Stock Awards may be issued to any Participant under the Plan during any calendar year shall not exceed 570,000 shares of Common Stock.  The limitation set forth in the preceding sentence shall be construed in accordance with Treasury Regulations issued under Section 162(m) of the Code.”

4.                                       Qualifying Compensation as “Performance-Based Compensation” under Section 162(m) of the Internal Revenue Code.  Effective upon approval of the Company’s stockholders, Section 7(c) is added to the Plan as follows:

“(c)                            Performance-Based Compensation under Section 162(m).  Notwithstanding anything herein to the contrary other than the share reserve limitation of subsection 4(a) of the Plan, the performance criteria for any Stock Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be established by the Committee based on one or more Qualifying Performance Criteria selected by the Committee and specified in writing.

(i)                                    Qualifying Performance Criteria.  For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, applied to either the Company as a whole or to a business unit, Affiliate, related corporation, or business segment, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified in the Stock Award by the Committee: (a) implementation of a strategic plan, (b) stock price, (c) earnings per share, (d) total stockholder return, (e) operating margin, (f) stock price as a multiple of cash flow, (g) return on equity, (h) return on assets, (i) return on investment, (j) operating income, (k) net operating income, (l) pre-tax income, (m) cash flow, (n) revenue, (o) expenses, (p) earnings before interest, taxes and depreciation, (q) economic value added, (r) reserve additions, (s) finding and development costs, (t) drilling and work-over budget, (u) increases in average daily production, (v) return on capital invested, (w) corporate overhead costs, (x) interest coverage ratio, (y) consolidated leverage ratio, (z) ratio of PV 10 reserves to debt, (aa) environmental and safety programs, (bb) stockholders’ equity, and (cc) corporate acquisitions.

(ii)                                Certification.  Before payment of any compensation under a Stock Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any Qualifying Performance Criteria and any other material terms under such Stock Award have been satisfied (other than in cases where such relate solely to stock price).

(iii)                            Discretionary Adjustments Pursuant to Section 162(m).  Notwithstanding satisfaction or completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of a Stock Award to Covered Employees, the number of Shares or other benefits granted, issued, retained, or vested under a Stock Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.”

5.                                       Consideration for Restricted Stock Awards.  Effective as of the date written above, Section 7(a)(i) is deleted in its entirety and replaced with the following:

“(i)                              Consideration.  A restricted Stock Award may be awarded for any lawful consideration permitted under the laws of the Company’s state of incorporation.”

6.                                       Termination of Participant’s Continuous Service.  Effective as of the date written above, Section 7(a)(iii) is deleted in its entirety and replaced with the following:

“(iii)                      Termination of Participant’s Continuous Service.  Unless otherwise provided in the restricted Stock Award Agreement, in the event a Participant’s Continuous Service terminates prior to a vesting date set forth in the restricted Stock Award Agreement, any unvested restricted Stock Award shall be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company, and neither the Participant nor his or her heirs, executors, administrators or successors shall have any right or interest in the restricted Stock Award.”

7.                                       Stockholder Rights.  Effective upon the approval of the Company’s stockholders, Section 10(e)(ii) is deleted in its entirety and replaced with the following:

“(ii)                          Restricted Stock.  Unless otherwise provided in and upon the terms and conditions in the Stock Award Agreement governing an award of restricted stock, a Participant shall have the right to receive all dividends and other distributions paid or made respecting such restricted stock.”

8.                                       Amendment of Plan.  Effective as of the date written above, the provision “. . . Nasdaq or . . . ” in Section 12(a) shall be deleted each place it appears.

9.                                       Effect on Plan.  Except as otherwise set forth in this Amendment No. 1, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment No. 1 to the Plan effective as of the date first indicated above.

VENOCO, INC.
a Delaware corporation

By:	Timothy M. Marquez

Its:	Chief Executive Officer